Exhibit 21.1

Black Elk Energy

List of Subsidiaries

Name of Subsidiary

Black Elk Energy Offshore Operations, LLC

Black Elk Energy Land Operations, LLC

Black Elk Energy Finance Corp.

Jurisdiction of Organization

Texas

Texas

Texas